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                                                                      EXHIBIT 21

                             SYPRIS SOLUTIONS, INC.
                           SUBSIDIARIES OF THE COMPANY


The Company's subsidiaries are as follows:

(1) Sypris Test & Measurement, Inc., a Delaware corporation (formerly Bell Technologies, Inc.).

(2) Sypris Electronics, LLC, a Delaware limited liability company (formerly Group Technologies Corporation).

(3)  Sypris Data Systems, Inc., a Delaware corporation (formerly
     Metrum-Datatape, Inc.).

(4) Sypris Technologies,Inc., a Delaware corporation (formerly Tube Turns Technologies, Inc.).

(5)  Sypris Technologies Marion, LLC, a Delaware limited liability company.